UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 20, 2012

PAREXEL International Corporation
(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269
(State or other juris- diction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 487-9900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Credit Facility

On December 20, 2012, PAREXEL International Corporation (“PAREXEL” or the “Company”) entered into an unsecured term loan agreement (the “2013 Facility”) with Bank of America, N.A. (“BOA”), which is guaranteed by PAREXEL International, LLC (“LLC”), Perceptive Informatics, Inc. (“Perceptive”), Datalabs, Inc. (“Datalabs”), Clinphone California, Inc. (“Clinphone”) and Perceptive Services, Inc. (“Perceptive Services”).

The 2013 Facility consists of a term loan facility for $100,000,000 which was advanced to the Company on December 21, 2012. All outstanding loans under the term loan facility mature on June 30, 2013 (the “Maturity Date”) unless earlier payment is required under the terms of the loan agreement. Borrowings made under the 2013 Facility bear interest, at PAREXEL’s determination, at a base rate plus a margin (such margin not to exceed a per annum rate of .750%) based on a ratio of consolidated funded debt to consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) for the previous 12 months (the “Leverage Ratio”), or at a LIBOR rate plus a margin (such margin not to exceed a per annum rate of 1.750%) based on the Leverage Ratio. Loans outstanding under the 2013 Facility may be prepaid at any time in whole or in part without premium or penalty, other than customary breakage costs, if any, subject to the terms and conditions of the term loan agreement.

The obligations of PAREXEL under the 2013 Facility may be accelerated upon the occurrence of an event of default under the 2013 Facility, which includes customary events of default, including payment defaults, the inaccuracy of representations or warranties and cross defaults to material indebtedness (including the 2011 Facility (defined below)).

PAREXEL has a banking relationship with BOA. PAREXEL, certain subsidiaries of PAREXEL, BOA, and the lenders party thereto entered into an agreement for a credit facility on June 30, 2011 in the principal amount of up to $400 million (the “2011 Facility”), which agreement was amended as of August 17, 2012. The 2011 Facility remains in effect in accordance with its terms.

The foregoing description of the 2013 Facility does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1 to this Current Report on Form 8-K.

Merger Agreement

On December 21, 2012, PAREXEL, Lima International Corporation, a wholly owned subsidiary of PAREXEL (“Lima”), Liquent, Inc. (“Liquent”), certain stockholders of Liquent (the “Stockholders”), and ML Seller Rep LLC entered into and consummated an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Lima merged (the “Merger”) with and into Liquent, with Liquent surviving the merger as a wholly owned subsidiary of PAREXEL.

Under the Merger Agreement, each outstanding share of Liquent preferred stock issued and outstanding immediately prior to the Merger was converted into the right to receive an amount of cash equal to (x) the per share liquidation amount calculated in accordance with Liquent’s certificate of incorporation (collectively, all such liquidation payments are referred to as the “Liquidation Amount”), plus (y) the Common Equivalent Per Share Amount (described below), and each share of common stock of Liquent issued and outstanding immediately prior to the Merger was converted into the right to receive an amount of cash equal to the quotient obtained by dividing (i) $72,000,000 less the Liquidation Amount, (subject to adjustment to reflect Liquent’s cash, indebtedness and working capital balances at closing), by (ii) the number of outstanding shares of common stock assuming the conversion of all shares of preferred stock into common stock (such amount per share is referred to as the “Common Equivalent Per Share Amount”).

Each of PAREXEL and Liquent agreed to customary representations, warranties and covenants in the Merger Agreement. The majority of the representations and warranties survive for a period of 18 months after the closing of the Merger. The Merger Agreement also includes indemnification obligations from the Stockholders, including for breaches of representations, covenants and agreements made by Liquent in the Merger Agreement, for fraud, for unpaid pre-closing taxes, or for indebtedness or Liquent expenses related to the Merger not paid prior to Closing. An escrow account of $7.2 million will be available for PAREXEL’s claims for damages for a period of 18 months, with any amounts in excess of $3.6 million plus any pending indemnification claims being released on December 31, 2013. Absent fraud, recourse to the escrow account will be the sole remedy to PAREXEL for breaches of representations, other than certain specified representations or for unpaid taxes, as to which the Liquent shareholders will be severally liable up to the amount of merger consideration received.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.2 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the 2013 Facility is incorporated herein in its entirety.

On December 21, 2012, the Company drew down $100,000,000 (the “Drawdown”) under the 2013 Facility.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Term Loan Facility Agreement, dated December 20, 2012, by and BOA, PAREXEL, LLC, Perceptive, Datalabs, Clinphone and Perceptive Services.
10.2
Agreement and Plan of Merger, dated as of December 21, 2012, among PAREXEL, Lima, Liquent, The Principal Stockholders of Liquent, Inc. named therein, and ML Seller Rep LLC, solely in its capacity as representative.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2012	PAREXEL International Corporation
By:	/s/ James F. Winschel, Jr.
James F. Winschel, Jr. Senior Vice President and Chief Financial Officer